SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 5, 1998

                                  X-ceed, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

         0-13049                                       13-3006788
(Commission File Number)                    (I.R.S. Employer Identification No.)

                  488 Madison Avenue, New York, New York 10022
              (Address and zip code of principal executive offices)

                                  212-753-5511
                         (Registrant's telephone Number)



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Item 2.           ACQUISITION OR DISPOSITION OF ASSETS

                  On August 5, 1998, X-ceed, Inc. (the "Company" or "X-ceed") entered into a definitive Merger and Reorganization Agreement (the "Agreement") with Reset, Inc. ("Reset"), a company privately owned by James Altucher, Michel Maitenaz, and Adrian Oradean (the "Principal Shareholders"). Under the terms of the Agreement, Reset, Inc. will be merged with and into a wholly owned Delaware subsidiary of X-ceed, X-ceed Acquisitions, Inc. ("X-ceed Acquisitions"). Upon the completion of the merger, the subsidiary will change its name to Reset, Inc. The Agreement is structured as a plan of reorganization intended to qualify as a "reorganization" within the meaning of Section 368(a)(1)(b) of the Internal Revenue Code.

                  As consideration for the transaction, the Principal Shareholders of Reset will receive in the aggregate restrictive shares of X-ceed Common Stock having a market value of $6,250,000 in exchange for their stock of Reset. The Principal Shareholders will, after the merger, continue to control and direct the daily affairs of the subsidiary pursuant to employment agreements with X-ceed, the terms of which are presently under negotiation.

                  The Agreement grants the Principal Shareholders limited demand registration rights whereby X-ceed has agreed to register within six months from the date of closing that number of shares of X-ceed Common Stock which would realize in the aggregate gross proceeds of $625,000 to the Principal Shareholders.

     Reset is engaged in the business of website design, website/database software, Internet commerce development, DHTML Streaming video and CD-ROM design. Reset's clients include Consolidated Edison, Inc., The Wall Street Journal, HBO, New Line Cinema and Warner Bros. Online (Time Warner).

                  The closing for the transaction is tentatively scheduled for the week of August 17, 1998 and is subject to the fulfillment of certain conditions by Reset and is further conditioned upon X-ceed obtaining an opinion from an independent financial institution that the transaction is fair and reasonable to X-ceed and its shareholders.





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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        X-ceed, Inc.
                                        (Registrant)

                                        By: /s/ Werner Haase
                                            Werner Haase, President


DATED:  August 13, 1998




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                                    EXHIBITS

1. Agreement and Plan of Merger and Reorganization between X-ceed, Inc. and X-ceed Acquisitions, Inc. and Reset, Inc. and the Shareholders of Reset, Inc.